Exhibit 99.1

APAC Customer Services Announces First Quarter 2010 Results

  1Q revenue increases 16.4%
  1Q net income of $0.12 per diluted share
  Ends Q1 with $40.7 million in cash and no outstanding borrowings
  Reaffirms guidance for 2010

BANNOCKBURN, Ill.--(BUSINESS WIRE)--May 12, 2010--APAC Customer Services, Inc. (Nasdaq: APAC), a leader in global outsourced services and solutions, today reported financial results for its first fiscal quarter ended April 4, 2010.

Revenue for the 2010 first quarter rose 16.4% to $85.3 million from $73.2 million in the 2009 first quarter. Gross profit for the 2010 first quarter was $20.4 million, or 24.0%, compared to $18.6 million, or 25.3%, in the prior-year period. The Company reported net income of $6.6 million, or $0.12 per diluted share, compared to net income of $10.6 million, or $0.20 per diluted share, in the prior-year quarter. Results for the quarter also include $3.5 million in income tax expense versus $0.2 million in the 2009 period, when the Company did not record any federal income tax due to its net operating loss carryforward and other tax credits. First quarter 2010 EBITDA was $13.1 million compared to $13.7 million in the 2009 first quarter.

Results for the 2010 period also include a $2.4 million charge for a legal settlement related to a previously filed collective action alleging violations of the Fair Labor Standards Act and state wage-and-hour laws. The Company denied and continues to deny the allegations in the complaint and contends that its policies and practices regarding compensation were proper and in compliance with the law. While the Company denies all liability or wrongdoing in this case, it has chosen to settle this lawsuit in order to avoid the distraction and additional legal expenses that would otherwise be incurred with protracted litigation.

President and CEO Mike Marrow commented, “We had another very good quarter with solid top-line growth and strong operating margins. The ramping of new business won at the end of last year and early this year is progressing nicely. The consistent performance of our operations and a robust pipeline of new business prospects have us poised for another great year.”

Senior Vice President and CFO Andrew Szafran added, “Based upon APAC’s first-quarter performance and the opportunities we see in our industry, we are reiterating the full-year guidance we provided this past March. We continue to expect full year revenue to be in the range of $320 million to $330 million and EPS in the range of $0.44 - $0.46.”

Debt and Liquidity

As of the end of the 2010 first quarter, the Company had $40.7 million in cash and no outstanding borrowings. Net capital expenditures, including capital leases, during the 2010 first quarter were $2.4 million compared to $3.4 million in the prior year first quarter and were primarily associated with new business and enhancements to our IT infrastructure.

First Quarter 2010 Conference Call

Management of APAC Customer Services will hold a conference call, including a visual presentation on the Company’s website, to discuss financial results on Thursday, May 13, 2010 at 10:00 a.m. Central Time (11:00 am ET). To participate in the live call by telephone, please dial 678-735-7977 or 877-303-5922 and reference APAC’s earnings call. No pass code is required.

The conference call, including the visual presentation, will be available live in the Investor Relations section of APAC Customer Services’ web site at http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). Information regarding the reconciliation of our non-GAAP measures to our GAAP results will be posted on our website at http://www.apaccustomerservices.com.

A replay of the webcast and visual presentation will be accessible through the Company's website for 30 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. Central Time (midnight ET) on Monday, May 17, 2010, by dialing 706-645-9291. The pass code for the replay is #71256179.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions to market leaders in healthcare, business services, communications, media & publishing, travel & entertainment, financial services, and technology industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company's management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause the Company’s actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients or reduction in demand for services could have a material adverse effect on the Company; the performance of its clients and general economic conditions; its financial results depend on the ability to effectively manage production capacity and workforce; the terms of its client contracts; its ability to sustain profitability; its availability of cash flows from operations and compliance with debt covenants and funding requirements under the Company’s credit facility; its ability to conduct business internationally, including managing foreign currency exchange risks; its principal shareholder can exercise significant control over the Company; and its ability to attract and retain qualified employees.

Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010. Our filings are available under the investor relations section of our website at http://www.apaccustomerservices.com and on a website maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Information

To supplement our Condensed Consolidated Financial Statements presented in accordance with U.S. GAAP (“GAAP”), we use certain non-GAAP financial information when describing our financial performance. This "non-GAAP financial information" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets or statements of cash flows of a company.

We present EBITDA, which is defined as a non-GAAP financial measure. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial information are significant components of our financial statements and must be considered in performing a comprehensive analysis of our overall financial results.

We believe that this non-GAAP financial information provides meaningful supplemental information and is useful in understanding our results of operations and analyzing of trends because they exclude certain charges. We also believe that non-GAAP financial information is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by us in our financial and operational decision-making. In addition, we believe investors, analysts and lenders benefit from referring to non-GAAP information when assessing our performance and expectations of our future performance. However, this information should not be used as a substitute for our GAAP financial information; rather it should be used in conjunction with financial statement information contained in our Condensed Consolidated Financial Statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, we have provided a reconciliation of all non-GAAP financial information to the most directly comparable GAAP financial measure in the accompanying notes to selected financial and statistical data. More information on certain of this non-GAAP financial information can be found in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2010.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended *

	April 4,	March 29,	Fav (Unfav)
	2010	2009	%

Net revenue	$85,254	$73,246	16%
Cost of services	64,808	54,696	(18)
Gross profit	20,446	18,550	10

Operating expenses:
Selling, general and administrative expenses	8,147	7,694	(6)
Legal settlement	2,400	4	N/M
Total operating expenses	10,547	7,698	(37)

Operating income	9,899	10,852	(9)
Other income	(109)	(7)	N/M
Interest (income) expense	(8)	89	109

Income before income taxes	10,016	10,770	(7)

Income tax expense	3,456	151	N/M

Net income	$6,560	$10,619	(38%)

Net income per share:
Basic	$0.13	$0.21
Diluted	$0.12	$0.20

Weighted average number of
shares outstanding:
Basic	52,309	50,818
Diluted	54,630	53,163

* The Company operates on 13 week fiscal quarter that ends on the Sunday closest to March 31st.
N/M - Percentage change is not meaningful

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 4,	January 3,
Assets	2010 *	2010 **

Current Assets:
Cash and cash equivalents	$40,666	$20,557
Accounts receivable, net	35,802	45,358
Deferred tax assets, current	14,455	14,593
Other current assets	7,733	6,323
Total current assets	98,656	86,831

Property and equipment, net	25,936	25,653

Goodwill and intangibles, net	13,765	14,366

Deferred tax assets, non-current	10,170	10,170
Other assets	1,716	1,585

Total assets	$150,243	$138,605

Liabilities and Shareholders' Equity

Current Liabilities:
Capital lease - current portion	$501	$397
Accounts payable	2,971	2,770
Income taxes payable	3,661	365
Accrued payroll and related items	20,633	21,964
Accrued liabilities	11,043	9,190
Total current liabilities	38,809	34,686

Other non-current liabilities	4,154	4,171

Commitments and contingencies	-	-

Total shareholders' equity	107,280	99,748

Total liabilities and shareholders' equity	$150,243	$138,605

* The Company operates on 13 week fiscal quarter that ends on the Sunday closest to March 31st.
** The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Thirteen Weeks Ended
	April 4,	March 29,
	2010 *	2009 *

Operating activities:
Net income	$6,560	$10,619
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	3,112	2,829
Deferred income taxes	138	-
Stock compensation expense	500	7
Amortized gain on sale leaseback	(23)	(23)
Gain on sale of property and equipment	(1)	-
Income taxes payable	3,296	149
Change in operating assets and liabilities	8,661	(10,392)
Net cash provided by operating activities	22,243	3,189

Investing activities:
Purchases of property and equipment, net	(2,231)	(3,370)
Net proceeds from sale of property and equipment	1	-
Net cash used in investing activities	(2,230)	(3,370)

Financing activities:
Net payments under revolving credit facility	-	(37)
Payment of capital lease obligations	(124)	(6)
Stock option transactions	11	-
Net cash used in financing activities	(113)	(43)

Effect of exchange rate change on cash	209	407

Net increase in cash and cash equivalents	20,109	183
Cash and cash equivalents:
Beginning balance	20,557	618

Ending balance	$40,666	$801

* The Company operates on 13 week fiscal quarter that ends on the Sunday closest to March 31st.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands)
(Unaudited)

	Thirteen Weeks Ended (1)

	April 4,	March 29,
	2010	2009	Fav (Unfav)

Selected Financial Information:

Revenue	85,254	73,246	16%

Net income	6,560	10,619	(38%)

EBITDA (2)	13,120	13,688	(4%)

Statistical Information:

Number of customer care centers	15	13	2

End of period number of workstations:
Domestic	6,260	5,050	1,210
International	4,201	3,594	607
Total	10,461	8,644	1,817

See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information

(1)	The Company operates on a 13 week fiscal quarter that ends on the Sunday closest to March 31st.

(2)	The Company defines EBITDA as net income plus income tax expense (benefit), depreciation and amortization, and interest expense.

EBITDA is a measure used by the Company’s lenders, investors and analysts to evaluate its financial performance and its ability to pay interest and repay debt. This measure is also indicative of the Company’s ability to fund the capital investments necessary for its continued growth. The Company uses this measure, together with its GAAP financial metrics, to assess its financial performance, allocate resources, measure its performance against debt covenants, and evaluate its overall progress towards meeting its long-term financial objectives.

EBITDA is not intended to be considered in isolation or as a substitute for net income or cash flow from operations data presented in accordance with GAAP or as a measure of liquidity. The items excluded from EBITDA are significant components of the Company’s financial statements and must be considered in performing a comprehensive assessment of its overall financial results.

EBITDA can be reconciled to net income, which the Company believes to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended
	April 4, 2010	March 29, 2009

Net income	$6,560	$10,619
Interest (income) expense	(8)	89
Income tax expense	3,456	151
Depreciation and amortization	3,112	2,829
EBITDA	$13,120	$13,688

CONTACT:
APAC Customer Services, Inc.
Andrew B. Szafran, 847-374-1949
Senior Vice President and Chief Financial Officer
ABSzafran@APACMail.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Harriet Fried / Jody Burfening, 212-838-3777
HFried@lhai.com